Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made to be effective as of the 1st day of April, 2006 (the “Commencement Date”), by and between American Eagle Services, Inc., a Texas corporation, (including all affiliates and subsidiaries hereinafter called the “Company”), TBX Resources, Inc., a Texas corporation (“TBX”) and Dick O’Donnell (hereinafter called the “Executive”).
W I T N E S E T H.
     WHEREAS, the Executive desires to enter into an executive employment relationship with the Company; and.
     WHEREAS, both the Company and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective advisors;
     NOW, THEREFORE, in consideration of the mutual promises of each, and other good and valuable consideration, the parties hereby covenant and agree as follows:
     1. SERVICES AND DUTIES
     (a) Positions. The Executive shall serve as the Vice President of Operations of the Company, act as a Principal for the Company’s subsidiary Broker-Dealer, Euro America Capital Corporation and act as Vice President-Investor Relations for TBX. The Executive shall report to the President and Board of Directors of the Company and shall perform all duties consistent with this position and such duties generally consistent therewith, as such duties shall be prescribed and/or amended from time to time by the President.
     (b) Devotion of Time. As of the Commencement Date (as defined above), the Executive shall devote his full time and attention to the Company and TBX. However, it is understood that the Executive has certain other business activities in which he is free to engage, conditioned that such other business activities are disclosed to the Company, do not interfere with the accomplishment of his duties, and are not directly competitive so as to be corporate opportunities of the Company.
     (c) No Joint Venture. The provisions of this Agreement, and especially the compensation provisions, are not intended to create any relationship between the Parties other than that of employer and employee contracting with each other solely for the purpose of effecting the provisions of this Agreement, and this Agreement shall not be construed as creating a partnership or joint venture between the parties.
     2. TERM
     This Agreement shall begin on the Commencement Date and end on the one (1) year anniversary after the Commencement Date (the “Original Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless otherwise terminated as provided herein.
     3. COMPENSATION AND RELATED MATTERS
     (a) Base Salary. From and after the Commencement Date, the Executive shall receive an initial base salary (the “Base Salary”) paid by American Eagle Services, Inc. of $10,000 per month, payable bi-monthly.
     (b) Shares. The Executive will be entitled to issuance of certain common stock of TBX. Upon execution of this Agreement, 100,000 shares of TBX common stock will be issued to Executive. At the beginning of each calendar quarter of employment, for a period of three years, the Executive will be awarded an option to purchase 25,000 shares of TBX common stock at an exercise price equal to the ending bid price of the last market day prior to the date of the option award. The option exercise period for each option will be one year from its date of issuance, at which time the option will expire. In the event of a change in ownership, all unexercised options will be accelerated to the current monthly period. The common stock issued to Executive will bear the following legend:
These shares are not registered under the Securities Act of 1933. No sale or transfer of these shares may be accomplished without the shares being registered or exempt from registration. If an exemption is claimed, shareholder must supply the Company with a written legal opinion stating the basis for any claimed exemption and said opinion will be subject to approval by the Company and its legal counsel. The shares of stock herein will not be deemed earned or vested in the named shareholder unless the shareholder is still an employee of the Company, one year from the date of issue hereof. Should shareholder’s employment terminate, for any reason, prior to the date specified, then this Certificate will be automatically canceled by the Company.
     (c) Expenses. During his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable business and entertainment expenses incurred by him in performing services hereunder, provided that the Executive properly accounts therefor to the Company.
     (d) Other Benefits. The Executive shall be entitled to participate in other benefit plans to which he is eligible pursuant to Company policy, which may be amended from time to time in the Company’s discretion, and the applicable plan documents (the “Standard Benefit Plans”).
     (e) Vacations. The Executive shall be entitled to reasonable vacation consistent with his position and the Company’s vacation policy.
     4. TERMINATION
     The Executive’s employment hereunder is “at will” and may be terminated by the Company or the Executive, under the following circumstances:
     (a) Mutual Agreement. Termination by mutual written agreement between the Executive and the Company.
     (b) Death. Employment shall terminate upon the death of the Executive.
     (c) Disability. Termination will result if the Executive is unable to perform his duties on a full-time basis because of Executive’s inability to perform his duties under this Agreement, with or without reasonable accommodation, for a period of more than ten (10) days (“Disability”).
     (d) Termination of the Executive’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder only upon:
     (i) the failure by the Executive to substantially perform his duties as outlined hereunder or to follow the reasonable directions of the Board after demand for substantial performance is delivered by the Board;
     (ii) the engaging by the Executive in conduct that is materially injurious to the Company, monetarily or otherwise;
     (iii) the engaging by the Executive in criminal conduct or conduct constituting moral turpitude;

               (iv) the engaging by the Executive in employment practices which violate federal, state or local law.
               (v) The engaging in conduct by the Executive which results in an action against him by the Securities and Exchange Commission or any similar state regulatory agency or loss of his ability to act as a Principal/licensed representative of an NASD licensed broker-dealer.
          (e) Termination Without Cause. Notwithstanding any provisions of this Agreement to the contrary, the Company may terminate the Executive’s employment for any reason other than those specified in the foregoing paragraphs (a), (b), (c) or (d) (or for no reason) at any time effective upon delivery of ten (10) days written notice by the Board.
          (f) Voluntary Resignation. The Executive may terminate this Agreement (“Voluntary Resignation”) at any time effective upon thirty (30) days written notice to the Board.
     5. COMPENSATION AND PAYMENTS UPON TERMINATION
     The Executive shall be entitled to the following compensation from the Company (in lieu of all other sums payable to the Executive hereunder) upon the termination of Executive’s employment.
          (a) Mutual Agreement. If the Executive’s employment is terminated as a result of mutual agreement, the Company shall pay the Executive’s Base Salary, plus the accrued Net Profits Interest to date of termination, plus a lump sum payment for the value of all accrued, earned and unused benefits under the Standard Benefit Plans through the date of termination, and the Executive will be entitled to receive any vested pension and retirement benefits (for all purposes of this Agreement, all such accrued, earned and unpaid items through the applicable date of termination are referred to as the “Earned Amounts”).
          (b) Death. If the Executive’s employment is terminated as a result of death, the Company will pay to the Executive’s estate the Earned Amounts.
          (c) Disability. If the Executive’s employment is terminated as a result of Disability (as defined in Section 4(c) above), the Executive will be provided long term disability benefits to which he may be eligible (if any) in accordance with the Company’s then existing Standard Benefit Plans, and the Company shall pay to the Executive the Earned Amounts.
          (d) Termination “Without Cause,” or by the Executive. If the Executive’s employment is terminated Without Cause, or in the event the Executive voluntarily elects to terminate this Agreement, the Company shall pay the Executive the Earned Amounts and the Company shall have no further obligation to the Executive.
          (e) Termination for Cause. If the Executive’s employment is terminated for Cause, the Company shall pay the Executive the Earned Amounts except for the accrued Net Profits Interest and the Company shall have no further obligation to the Executive.
     6. NON-DISCLOSURE
          (a) Confidential Information. By virtue of his employment with the Company, the Executive will have access to confidential, proprietary, and highly sensitive information relating to the business of the Company and which is a valuable, competitive and unique asset of the Company (“Confidential Information”), the confidentiality of which is essential to the Company’s ability to differentiate its products and services. Such Confidential Information includes all information which relates to the business of the Company, which is or has been disclosed to the Executive orally or in writing by the Company or obtained by virtue of work performed for the Company, is or was developed by the Company, and is not generally available to or known by individuals or entities within the industry in which the Company is or may become engaged or readily accessible by independent investigation. The Confidential Information sought to be protected includes, without limitation, information pertaining to: (i) the identities of customers and clients with which or whom the Company does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions; (ii) the past or present purchasing history and the past and/or current job requirements of each past and/or existing customer and client; (iii) the volume of business and the nature of the business relationship between the Company and its customers and clients; (iv) the pricing of the Company’s services, including any deviations from its standard pricing for particular customers and clients; (v) the Company’s business plans and strategy, including customer or client assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vi) information regarding the Company’s employees, including their identities, skills, talents, knowledge, experience, and compensation; (vii) the Company’s financial results and business condition; and (viii) computer programs and software developed by the Company and tailored to the Company’s needs by its employees, independent contractors, consultants or vendors; (ix) information relating to the Company’s architects, designers, contractors, or persons likely to become architects, designers, or contractors; (x) any past or present merchandise or supply sources in the future; (xi) technical and non-technical information including patent, copyright, trade secret, proprietary information, methods, ideas, concepts, designs, inventions, know-how, processes, software programs, software source documents and formulae related to the current, future and proposed products and services of the Company including research, experimental work, development, design details and specifications and engineering, financial statements, forecasts, plans (whether business, strategic, marketing or other), client lists, prospective client lists, sales data, sales analysis, equipment and other assets, prices, costs, sources of supplies, pricing methods, personnel, marketing research, and business relationships, whether or not marked “Confidential” or “Proprietary”. Confidential Information may be contained on the Company’s computer network, in computerized documents or files, or in any written or printed documents, including any written reports summarizing such information.
          (b) Non-Disclosure of Confidential Information. The Executive acknowledges that the Company’s Confidential Information will be disclosed to the Executive throughout his employment at the Company in order to enable the Executive to perform his duties for the Company. The Executive further acknowledges that, prior to his employment at the Company, Executive was either unfamiliar with the Company’s Confidential Information or Executive developed such Confidential Information for the benefit of the Company and was otherwise compensated for such services outside of the terms of this Agreement. Finally, Executive acknowledges that the unauthorized disclosure of Confidential Information could place the Company at a competitive disadvantage. Consequently, Executive agrees (i) not to use, publish, disclose or divulge, directly or indirectly, at any time, any Confidential Information for his own benefit and for the benefit of any person, entity, or corporation other than the Company, to any person who is not a current employee of the Company, without the express, written consent of the Company and except in the performance of the duties assigned to him by the Company; (ii) not to make copies of Confidential Information without the prior written consent of the Company; (iii) to take reasonable precautions to protect against the inadvertent disclosure of such Confidential Information or theft or misappropriation by others; and (iv) not to use such Confidential Information except in connection with the specific duties of the Executive in connection with his employment.
          (c) Notwithstanding the foregoing, the confidentiality and nondisclosure provisions contained herein with respect to any portion of the Confidential Information shall terminate when the Executive can document that the Confidential Information:
               (i) was in the public domain at the same time it was communicated to the Executive by the Company;
               (ii) entered the public domain subsequent to the time it was communicated to the Executive by the Company through no fault of the Executive;
               (iii) was in the Executive’s possession free of any obligation of confidence at the time it was communicated to the Executive by the Company;

               (iv) was rightfully communicated to the Executive free of any obligation of confidence subsequent to the time it was communicated to the Executive by the Company;
               (v) was developed by the Executive independently of and without any reference to any information communicated to the Executive by the Company; or
               (vi) was communicated in response to a valid subpoena or order by a court or by a governmental body, provided that the Executive complies with the provisions of Section 6(e) below.
          (d) Survival of Executive’s Obligations. Executive understands and agrees that his obligations under this Section shall survive the termination of this Agreement and/or his employment with the Company. Executive further understands and agrees that his obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to the Company under general legal or equitable principles, or other policies implemented by the Company.
          (e) Certain Disclosures. In the event that the Executive receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, the Executive agrees (i) to notify the Company immediately of the existence, terms, and circumstances surrounding such request, (ii) to consult with the Executive on the advisability of taking legal available steps to resist or narrow such request, and (iii) if disclosure of such Confidential Information is required to prevent the Executive from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information as, in the opinion of counsel to the Executive, it is legally compelled to disclose and to exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.
     7. RETURN OF COMPANY PROPERTY
     Executive acknowledges that all memoranda, notes, correspondence, databases, computer discs, computer files, computer equipment and/or accessories, pagers, telephones, passwords or pass codes, records, reports, manuals, books, papers, letters, CD Roms, keys, Internet database access codes, client profile data, job orders, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales, financial or technological information relating to the Company’s business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company. Within twenty-four (24) hours of the termination of his employment for any reason, Executive will return to the Company any Recipient Materials which are in his possession, custody or control.
     8. NON-SOLICITATION OF CUSTOMERS/CLIENTS
          (a) Access to Confidential Information. Executive acknowledges that the special relationship of trust and confidence between him, the Company, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between the Company and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with the Company and/or throughout his employment with the Company, Executive has been or will be provided with access to and informed of the Company’s Confidential Information, which will enable him to benefit from the Company’s goodwill and know-how.
          (b) Inevitable Disclosure. Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Company, or which intends to or may compete with the Company, to disclose and/or use the Company’s Confidential Information, as well as to misappropriate the Company’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in this Section 8(b), he has received substantial, valuable consideration, including the consideration set forth in Sections 3 and 5 above. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section.
          (c) Non-Solicitation of Customers. Ancillary to the enforceable promises set forth in this Agreement including, without limitation, the promises contained in Sections 3, 6 and 7, as well as to protect the vital interests described in those Sections, Executive agrees that, while he is employed by the Company and for a period of twelve (12) months following the termination of his employment with the Company, regardless of the reason for such termination, Executive will not, without the prior written consent of the Company, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, (i) contact, solicit sales of, or sell, deliver or place any product, service or system of the kind and character sold, provided, distributed or placed by Executive on behalf of the Company to any person, association, corporation or other business organization or entity that Executive contacted, solicited, called upon, or served, or that he directed others to solicit, call upon, or serve, on behalf of the Company, during his employment at the Company; or (ii) contact, solicit, or seek to divert the business or patronage of any person, association, corporation, or other business organization or entity with whom or which Executive had business relations on behalf of the Company or with whom or which he met or communicated, or with whom or which he directed others to meet or communicate, for the purpose of offering to sell or place or solicit for sale or placement any product, service, or system of the kind and character sold, provided or distributed by him, on behalf of the Company, during his employment at the Company.
          (d) Reasonable Restrictions. Executive agrees that the restriction set forth above is ancillary to an otherwise enforceable agreement, is supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section does not meet the criteria set forth in Tex. Bus. & Comm. Code Ann. 15.50(2), this Section may be reformed by the court and enforced to the maximum extent permitted under Texas law.
          (e) Breach. If Executive is found to have violated any of the provisions of this Section, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by him. Executive understands that his obligations under this Section shall survive the termination of his employment with the Company and shall not be assignable by him.
     9. NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS
     Executive acknowledges that, as part of his employment or association with the Company, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company’s employees. In order to protect the confidentiality of such information, Executive agrees that, for a period of twelve (12) months following the termination of his employment with the Company, whether such termination occurs at the insistence of Executive or the Company, Executive shall not recruit, hire, solicit, or attempt to recruit, hire or solicit, directly or by assisting others, any other employees or consultants employed by or associated with the Company, nor shall he contact or communicate with any other employees or consultants of the Company for the purpose of inducing other employees or consultants to terminate their employment or association with the Company. For purposes of this covenant, “other employees or consultants” shall refer to permanent employees, temporary employees, or consultants who were employed by, doing business with, or associated with the Company within six (6) months of the time of the attempted recruiting, hiring or solicitation. Executive’s obligations under this Section 9 shall survive the termination of this Agreement and Executive’s employment with the Company.
     10. REMEDIES

     In the event that Executive violates any of the provisions set forth in Sections 6, 7, 8, or 9 of this Agreement, he acknowledges that the Company will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief, including monetary damages, to which the Company would be entitled.
     11. INVENTIONS, IDEAS/PATENTABLE INVENTIONS
          (a) Inventions. Any discovery, invention, design, improvement, concept or other intellectual properties, either patentable or not, made, developed or conceived by the Executive during the term of the Agreement, and for one year after termination thereof, which relate to or are useful in the business or activities in which the Company is or may become engaged, and which may or may not also constitute Confidential Information (the “Inventions”), shall be the exclusive property of the Company and its successors.
          (b) Disclosure to the Company. The Executive agrees to disclose promptly, in writing, if so requested, to the Company, any Inventions that the Executive may make, develop or conceive during the term of this Agreement by the Company or its successors.
          (c) Work for Hire. The Executive agrees that the Inventions shall be deemed “work made for hire” and hereby assigns, and agrees to assign, to the Company all the Executive’s rights, title and interest in any such Inventions, whether or not during the term of this Agreement such Inventions may be reduced to practice, and to execute all patent applications, copyright applications, assignments and other documents, and to take all other steps necessary (but all at the Company’s expense), to vest in the Company the entire right, title and interest in and to those Inventions and in and to any patents or copyrights obtainable therefor in the United States and in foreign countries.
          (d) Obligation to Assign Inventions to the Company. The Executive shall not be obligated to assign to the Company any Invention made by him during the Relationship or after termination of this Agreement which does not relate to any business or activity in which the Company is or may become engaged, except that the Executive is so obligated if the same relates to or is based on Confidential Information to which the Executive shall have had access during and by virtue of his employment or arises out of work assigned to him by the Company; nor shall the Executive be obligated to assign any Inventions which relate to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced by practice by the Executive prior to this Agreement with the Company, provided that all such Inventions are listed on Exhibit A attached hereto and made known to the Company.
     12. SUCCESSORS; BINDING AGREEMENT
     This Agreement shall be binding upon, and inure to the benefit of, the Company, Executive, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. Without limiting the generality of the foregoing, the Company may assign this Agreement (or the same may remain with the Company as a subsidiary of a larger institution), without the consent of Executive, with such assignee being required to perform the obligations of the Company hereunder, to any successor of the Company.
     13. COMPLETE AGREEMENT
     This Agreement sets forth the entire agreement among the Company and Executive concerning the subject matter hereof, and supersedes all prior written or oral understandings of the parties.
     14. NOTICE
     For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by telecopy or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:	Dick O’Donnell
3505 Woodhaven Drive
Dallas, Texas 75234

If to the Company:	American Eagle Services, Inc.
3030 LBJ Freeway, Suite 1310
Dallas, Texas 75234
Attention: Tim Burroughs, CEO

If to TBX :	TBX Resources, Inc.
3030 LBJ Freeway, Suite 1320
Dallas, Texas 75234
Attention: Tim Burroughs, CEO
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     15. MISCELLANEOUS
     No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing, signed by the Executive and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Either party hereof has made no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter, which are not set forth expressly in this Agreement.
     16. GOVERNING LAW AND VENUE
     This Agreement is being made and is intended to be performed in the State of Texas, and shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas and venue for any matter in connection with or arising from this Agreement shall be in Dallas County, Texas.
     17. ATTORNEY FEES
     All legal fees and costs incurred in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be borne by the non-prevailing party.
     18. COUNTERPARTS
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
     19. VOLUNTARY AGREEMENT
     The parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

COMPANY:

AMERICAN EAGLE SERVICES, INC.

By:	/s/ Tim Burroughs

Name: Tim Burroughs
Title: President

EXECUTIVE:

/s/ Bernard Dick O’Donnell

Dick O’Donnell

TBX RESOURCES, INC.

By:	/s/ Tim Burroughs

Name: Tim Burroughs
Title: President